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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-70959) and related Prospectus of MessageMedia, Inc. (formerly known as First Virtual Holdings Incorporated) for the registration of 7,063,015 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 1998 (except for the first paragraph of Note 6 and Note 10, for which the date is March 20, 1998), with respect to the financial statements included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                      /s/ ERNST & YOUNG LLP


San Diego, California
January 29, 1999